SOFTWARE SUPPORT SERVICES AGREEMENT

     THIS SOFTWARE SUPPORT SERVICES AGREEMENT dated and effective as of ______________, between ENTERRA SYSTEMS INC., a corporation incorporated under the laws of the Province of British Columbia with an business address at Unit 11 – 1583 Pemberton Avenue, North Vancouver,BritishColumbia, V7P2S4 (“Enterra”)and _______________________________________(the “Customer”).

     Subject to the terms and conditions contained in this agreement, Enterra agrees to provide the Customer with ongoing software support services (the “Software Support Services”), for the computer software programs (the “Programs”) listed in Schedule “A” attached, commencing the _______day of ______________.

1.	Restrictions

1.1.	As a condition to the furnishing of the Software Support Services:

	(a)	the Programs must be used only on the equipment (the “Equipment”) listed in Schedule “B” attached, except as is otherwise authorized in this agreement;

	(b)	the Programs must not have been modified in any way by the Customer without the prior written approval of Enterra;

	(c)	the Equipment must be operating properly at all times and must have been and continue to be properly maintained by the manufacturer of the Equipment or other properly qualified service organization reasonably acceptable to Enterra; and

	(d)	the Programs must be used with the version or release of the operating system described in the attached Schedule “B”, or with any other version or release approved by Enterra.

2.	Payment

2.1.	The Customer, shall pay annually to Enterra a fee of $_______ (the “Support Fee”) for the Software

Support Services.

2.2. In addition to the Support Fee, the Customer shall forthwith pay to the appropriate collector of it, or reimburse Enterra, for all sales, use, excise or similar taxes, arising out of this agreement.

2.3. All amounts payable in this agreement are due ____ days after the date of invoice. The Customer agrees to pay interest on overdue amounts at the rate of _______per annum calculated monthly.

2.4. The Customer acknowledges that the Support Fee is subject to increases on written notice to the Customer delivered at least ____ days prior to the commencement of the following renewal of the term of this agreement. Any increase in the Support Fee is effective from the commencement of the following renewal of the term of this agreement.

3. Support Services

3.1. Enterra will supply telephone and dial-in assistance to the representative designated by the Customer under Section 5 between _9:00_ a.m. and _5:00__ p.m., Pacific Standard Time, from Enterra’s designated office location, during Enterra’s regular business days. This telephone and dial-in assistance will consist of Enterra using its best efforts to provide:

(a)	explanation of functions and features of the Programs;

(b)	clarification of documentation pertaining to the Programs;

(c)	guidance in the operation of the Programs; and

(d)	error analysis and correction in accordance with paragraph 3.4, if correction can be made by telephone.

3.2. The telephone service described in paragraph 3.1 is not to be used for educational purposes. If Enterra determines that the telephone assistance is being used for educational purposes, the Customer shall pay to Enterra the then current standard charges for educational services by Enterra.

3.3. Enterra shall, if, as and when it deems necessary, provide Customer with updates for the Programs reflecting improvements made to the Programs.

3.4. If the Customer suspects that a defect exists in the Programs, the Customer shall notify Enterra in writing of its suspicions. This notification shall comprehensively describe the nature of the suspected defect and provide details of the circumstances of its occurrence. Upon receipt of the Customer’s notice, Enterra shall use its best efforts to confirm the existence of the defect. If Enterra confirms the existence of the defect, Enterra shall correct it as part of its obligations under this agreement; if Enterra determines that no such defects exist, the Customer shall pay Enterra for its efforts at Enterra’s hourly rate then in effect.

4. Personal Attendance

     In all instances where personal attendance is required at the Customer’s premises to perform the Software Support Services, the Customer shall be fully responsible for all travel costs, communication costs, living expenses and other out-of-pocket expenses incurred by Enterra’s personnel, and all of these amounts shall be payable to Enterra forthwith when invoiced.

5. Representative

     The Customer shall within __14__ days from the date of this agreement designate, in writing, an employee or agent to serve as the contact representative for Enterra. Enterra shall not be required to deal with any person other than that representative. The Customer may by notice in writing to Enterra substitute another employee or agent as its representative.

6.	Customer Responsibilities

The Customer assumes full responsibility for:

	(a)	installation of the Programs, unless Enterra, pursuant to a separate written agreement, agrees to install the Programs; and

	(b)	the operating environment in which the Programs are to function.

7.	Disclaimer of Warranty and Limitation of Liability

7.1.	THE SUPPLIER GRANTS NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY,

UNDER THIS AGREEMENT INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.2. CUSTOMER AGREES THAT THE SUPPLIER’S LIABILITY, IF ANY, FOR DAMAGES, INCLUDING BUT NOT LIMITED TO LIABILITY ARISING OUT OF CONTRACT AND TORT UNDER THIS AGREEMENT, SHALL NOT EXCEED THE AMOUNTS PAID BY THE CUSTOMER UNDER THIS AGREEMENT.

7.3. IN NO EVENT WILL THE SUPPLIER BE LIABLE FOR ANY INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, EVEN IF THE SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF THESE DAMAGES.

7.4. Enterra shall not be liable for any damages caused by delay in delivering or furnishing any services referred to in this agreement.

7.5. Enterra does not guarantee results under this agreement but merely agrees to use reasonable diligence in attempting to accomplish its obligations and shall be entitled to payment on that basis.

8.	Term and Termination

8.1.	The term of this agreement expires at the end of one year from the commencement date stated at the beginning of this agreement. Thereafter, the term of this agreement shall automatically be renewed for successive periods of one year unless either party gives notice to the other at least __60__ days prior to the expiration of the first or subsequent years of the term.

8.2. This agreement may be terminated by Enterra, at its sole option, if the Customer fails to comply with any of its obligations under this agreement.

9.	General Provisions

9.1.	Any notice, waiver, direction or other instrument or communication required or permitted to be given to any of the parties hereunder shall be in writing and may be given by facsimile transmission or by delivering the same to each of the parties as set out on the first page of this agreement. Any notice, waiver, direction or other instrument or communication if delivered shall be deemed to have been validly and effectively given on the date on which it was delivered and, if sent by facsimile transmission, shall be deemed to have been validly and effectively given on the next business day following the day on which it was sent; provided that, if the day of delivery is not a business day, such notice, waiver, direction or other instrument or communication shall be deemed to have been given and received on the next business day following such date. Each of Enterra and the Customer may change its address for notices or service from time to time by notice given in accordance with the foregoing.

9.2. This agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

9.3. The Customer shall not assign, transfer, charge or otherwise encumber the benefit (or any part thereof) or the burden (or any part thereof) of this agreement without the prior written consent of Enterra.

9.4. This agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this agreement shall include a reference to this agreement as amended or varied from time to time.

9.5. This agreement shall be governed by and interpreted in accordance with the laws from time to time in force in British Columbia and each of the parties hereby atones to the non-exclusive jurisdiction of the courts of British Columbia.

9.6. This agreement shall ensure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

9.7. This agreement may be executed in as many counterparts as are necessary and shall be binding on each party when each party hereto has signed and delivered one such counterpart. When a counterpart of this agreement has been executed by each party, all counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the parties, intending to be legally bound, have executed this agreement.

ENTERRA SYSTEMS INC.
By:	By:

Richard Eppich, President	Name:
Title:

     Schedule “A” to the Software Support Services Agreement of ENTERRA SYSTEMS INC.

Programs

     Schedule “B” to the Software Support Services Agreement of ENTERRA SYSTEMS INC.

Equipment and Operating System